EXHIBIT 14.0

                CA-CAL RESOURCES LTD. CODE OF ETHICS AND CONDUCT


     Can-Cal Resources Ltd. ("CCRE") will conduct its business honestly and ethically. Employees will constantly improve the quality of their services and operations and will create a reputation for honesty, fairness, respect, responsibility, and integrity, trust and sound business judgment. No illegal or unethical conduct on the part of officers, directors, employees or affiliates is in CCRE's best interest. CCRE will not compromise its principles for short-term advantage. The ethical performance of CCRE is the sum of the ethics of the men and women who manage it and work for it. Thus, each of CCRE's officers, directors and employees are expected to adhere to high standards of personal integrity.

     CCRE's officers, directors, and employees must never permit their personal interests to conflict, or appear to conflict, with the interests of CCRE or its affiliates. CCRE's officers, directors and employees must be particularly careful to avoid representing CCRE in any transaction with others with whom there is any outside business affiliation or relationship. CCRE's officers, directors, and employees shall never use their company contacts to advance their private business or personal interests at the expense of CCRE or its affiliates.

     CCRE's officers, directors and employees shall offer no bribes, kickbacks or other similar remuneration or consideration to any person or organization in order to attract or influence business activity. CCRE's officers, directors and employees shall not accept gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

     CCRE's officers, directors and employees come into contact with, and have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded. This information, whether it relates to CCRE or to any of its affiliates, includes strategic business plans, operating results, marketing strategies, personnel records, upcoming acquisitions and divestitures, new investments, third party data subject to confidentiality agreements signed by CCRE or its affiliates, and development and construction costs, processes and methods. Proprietary, confidential and sensitive business information about CCRE, other companies, individuals and entities with whom CCRE does or has done business of any nature should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

     Misuse of material inside information by CCRE's officers, directors or employees in connection with trading in CCRE's securities can expose the individual who misuses such information to civil liability and penalties under the Securities Exchange Act. Under this Act, directors, officers, and employees in possession of material information not available to the public are "insiders." Spouses, friends, suppliers, brokers, and others outside CCRE who may have acquired the information directly or indirectly from a director, officer or employee are also "insiders." The Act prohibits insiders from trading in, or recommending the sale or purchase of, CCRE's securities or the securities of any other corporation to which the information relates, while such inside information is regarded as "material", or if the information is important enough to influence you or any other person in the purchase or sale of securities of any company with which CCRE does business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

     o Until the material information has been publicly released by CCRE, CCRE's officers, directors and employees must not disclose it to anyone except those within CCRE or its affiliates whose positions require use of the information.

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     o    CCRE's officers, directors and employees must not buy or sell CCRE'S securities when they have knowledge of material information concerning CCRE until that information has been disclosed to the public and the public has had sufficient time to absorb the information.

     o CCRE's officers, directors and employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by CCRE of which the employee is aware and which has not been publicly disclosed.

     o CCRE's officers, directors and employees will seek to report all information accurately, timely and honestly, and as otherwise required by applicable reporting requirements.

     CCRE's officers, directors and employees will refrain from gathering a competitor's proprietary information by illegitimate means and, if such information is so obtained, shall refrain from acting on the knowledge which has been gathered in such a manner. CCRE's officers, directors and employees will seek to avoid exaggerating or disparaging comparisons of the properties and competence of their competitors.

     CCRE's officers, directors and employees will obey all Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings.

     CCRE's officers, directors and employees will strive at all times to conduct their personal life so that their personal life will not interfere with their ability to deliver services to CCRE and its affiliates and business associates.

     CCRE's officers, directors and employees are obligated and agree to promptly disclose to CCRE'S President and/or its board of directors any unethical, dishonest, fraudulent and illegal behavior, or the violation of CCRE policies and procedures by any officer, director and/or employee. Should any person having such information be insecure in disclosing the information to any officer, director or employee, such person must then promptly disclose the information to CCRE'S outside legal counsel: Stephen E. Rounds, 1544 York Street, Suite 110, Denver CO 80206, 303.377.6997.

     CCRE's management will establish and maintain a "WHISTLE BLOWER" procedure in compliance with Title VIII, Section 806 Paragraph 154A of the Sarbanes-Oxley Act. All notifications under this law of fraud and/or financial misconduct by the company, its officers, directors and employees will be reported confidentially through this procedure to CCRE's President or alternatively to outside legal counsel: Stephen E. Rounds, 1544 York Street, Suite 110, Denver CO 80206, 303.377.6997.

     Violation of this Code of Ethics WILL result in discipline, which discipline, among other possibilities, may include suspension without pay or termination for cause. The degree of discipline relates in part to whether there was a voluntary disclosure of any ethical violation and whether or not the violator cooperated in any subsequent investigation.


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